Exhibit 99.3

AMENDMENT TO THE

MOAT INC. 2011 STOCK OPTION PLAN

This Amendment (this “Amendment”) to the Moat Inc. 2011 Stock Option Plan, as amended (the “Plan”), is effective as of April 18, 2017 (the “Effective Date”).

W I T N E S S E T H:

WHEREAS, Moat Inc. (the “Company”) maintains the Plan;

WHEREAS, under Section 10(b) of the Plan, the Board of Directors of the Company may amend the Plan at any time and for any reason, provided that no such amendment shall affect any stock option previously granted under the Plan;

WHEREAS, OC Acquisition LLC is entering into an Agreement and Plan of Merger (“Merger Agreement”) to acquire the Company; and

WHEREAS, in accordance with Section 4.14 of the Merger Agreement, the Company desires to amend certain terms of the Plan as set forth in this Amendment.

NOW, THEREFORE, effective as of the Effective Date, the Plan is hereby amended as follows:

1. Section 7(b) of the Plan is amended to read in its entirety as follows:

(b)	Corporate Transactions.

(i) In the event of a Corporate Transaction, each outstanding Option, as determined by the Board of Directors in its discretion, may be (A) assumed by the successor corporation (or parent thereof), (B) canceled and substituted with an option or other award granted by the successor corporation (or parent thereof), (C) otherwise continued in full force and effect pursuant to the terms of the Corporate Transaction, (D) cancelled and replaced with a cash retention program of the Company or any successor corporation (or parent thereof) which preserves the spread existing on the unvested shares subject to the Option at the time of the Corporate Transaction (the excess of the Fair Market Value of those shares over the aggregate Exercise Price for such shares) and, subject to subsection (iii) below, provides for subsequent payout of that spread in accordance with the same exercise/vesting schedule applicable to those unvested Option shares, but only if such replacement cash program would not result in the treatment of the Option as an item of deferred compensation subject to Section 409A of the Code, or (E) any combination of the foregoing. Determinations by the Board of Directors under this Section need not be uniform among Optionees. In the event of a Corporate Transaction, the Board of Directors may determine that any outstanding Option that is partially vested and partially unvested at the effective time of the Corporate Transaction shall be treated as two separate Options, consisting of a vested Option, to the extent such Option is vested, and an unvested Option, to the extent such Option is unvested.

(ii) To the extent an outstanding Option is not assumed, substituted, continued or replaced in accordance with subsection (i), the Board of Directors in its discretion shall have the authority to provide that to the extent any Option remains unexercised and outstanding on the effective date of the Corporate Transaction, such Option shall be cancelled and terminate and the Optionee shall become entitled to receive, upon consummation of the Corporate Transaction and subject to subsection (iii), a lump sum cash payment in an amount equal to the product of (A) the number of shares of Stock subject to the Option and (B) the excess of (x) the Fair Market Value per share of Stock on the date of the Corporate Transaction over (y) the per share Exercise Price in effect for such Option. However, any such Option shall be subject to cancellation and termination, without cash payment or other consideration due the Optionee, if the Fair Market Value per share of Stock on the date of such Corporate Transaction is less than the per share Exercise Price in effect for such Option.

(iii) The Board of Directors shall have the authority to provide that any escrow, holdback, earn-out or similar provisions in the definitive agreement effecting the Corporate Transaction shall apply to any cash payment made pursuant to subsection (i) or subsection (ii) to the same extent and in the same manner as such provisions apply to a holder of a share of Stock.

(iv) Immediately following the consummation of a Corporate Transaction, (A) all outstanding Options shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof) or otherwise continued in full force and effect pursuant to the terms of the Corporate Transaction, and (B) no further Option grants may be made under the Plan.

(v) In the event of any Corporate Transaction, the Board of Directors in its discretion may determine that all outstanding repurchase rights (A) are to be assigned to the successor corporation (or parent thereof) or otherwise continued in full force and effect pursuant to the terms of the Corporate Transaction or (B) are to be terminated and the shares of Stock subject to those terminated rights are to immediately vest in full.

(vi) Each Option that is assumed in connection with a Corporate Transaction or otherwise continued in effect shall be appropriately adjusted, immediately after such Corporate Transaction, to apply to the number and class of securities into which the shares of Stock subject to that Option would have been converted in consummation of such Corporate Transaction had those shares actually been outstanding at that time. Appropriate adjustments shall also be made to (A) the number and class of securities available for issuance under the Plan following the consummation of such Corporate Transaction, (B) the exercise price or purchase price payable per share under each outstanding Option, provided the aggregate exercise price or purchase price payable for such securities shall remain the same, and (C) the number and/or class of securities subject to the Company’s outstanding repurchase rights under the Plan and the repurchase price payable per share. To the extent the actual holders of the Company’s outstanding Stock receive cash consideration for their Stock in consummation of the Corporate Transaction, the successor corporation (or parent thereof) may, in connection with the assumption or continuation of the outstanding Options and subject to the Board of Directors’ approval, substitute one or more shares of its own common stock with a Fair Market Value equivalent to the cash consideration paid per share of Stock in such Corporate Transaction.

(vii) If the vesting of any Option is based, in whole or in part, on performance, and such Option is assumed or otherwise continued in full force and effect in connection with a Corporate Transaction, the Board of Directors shall determine how the unvested portion of the Option shall vest following the Corporate Transaction, including without limitation, whether such Option shall automatically become vested at the target or maximum level of performance, whether such Option shall remain subject to any continuing service requirements, and any appropriate adjustments to the performance measures.

(viii) The Board of Directors shall have the discretion, exercisable either at the time an Option is granted or at any time while such an Option remains outstanding, to structure such Option so that (A) it shall automatically accelerate and vest in full (and any repurchase rights of the Company with respect to the unvested shares subject to that Option shall immediately terminate) upon the occurrence of a Corporate Transaction, whether or not such Option is to be assumed in the Corporate Transaction or otherwise continued in effect or (B) the shares subject to such Option will automatically vest on an accelerated basis should the Optionee’s employment or other relationship with the Company (or successor corporation) terminate by reason of an involuntary termination within a designated period following the effective date of any Corporate Transaction in which the Option is assumed or otherwise continued in effect and the repurchase rights applicable to those shares do not otherwise terminate.

(ix) The portion of any ISO accelerated in connection with a Corporate Transaction shall remain exercisable as an ISO only to the extent the applicable One Hundred Thousand Dollar ($100,000) limitation is not exceeded. To the extent such dollar limitation is exceeded, the accelerated portion of such Option shall be exercisable as a Nonstatutory Option under the Federal tax laws.

2. Section 5 of the Plan is amended to add a new subsection (q) to read as follows:

(q) Cancellation and New Grant of Options, Etc. Except as provided in Section 7 of the Plan, the Board of Directors shall not have the authority to effect the cancellation of any or all outstanding Options (as may be assumed or continued in full force and effect in connection with a Corporate Transaction) and to grant in substitution therefor new Options covering the same or different number of shares but with an Exercise Price per share based on the Fair Market Value per share on the new Option grant date, or otherwise directly reduce the exercise price in effect for such outstanding Options.

3. Except as modified by this Amendment, all the terms and provisions of the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed as of the date set forth below, but effective as of the Effective Date.

MOAT INC.

/s/ Jonah Goodhart
By

Jonah Goodhart
Print Name

Chief Executive Officer
Title

April 18, 2017
Date

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